EXHIBIT 10.23

[DATE]

Shareholder Reference Number: [—]

The Royal Bank of Scotland Group plc (‘the Group’)

RBS Deferral Plan [YEAR] Award

Congratulations on being granted an award under the RBS 2010 Deferral Plan (the ‘Plan’) for performance year [—]. This award is referred to as a Deferred Award under the rules of the Plan.

This certificate confirms your award and details the vesting schedule. Your award is subject to the rules of the Plan until it has fully vested. We aim to deliver your award within [—] days of each vesting, but this may take longer due to the vesting requirements.

For more information about the Plan visit: [—]

(Group intranet access required)

Thank you for your contribution to the Group.

Yours sincerely,

Elaine Arden

Group Human Resources Director

RBS Deferral Plan – Award Certificate [YEAR]

This award certificate confirms the grant to you of an award as detailed below, subject to the rules of the RBS 2010 Deferral Plan.

Plan Reference No	Date of Grant	Award Amount* (inc interest)
[—]	[DATE]	[—]

[INSERT VESTING SCHEDULE]

The number of RBS Shares you have been granted has been fixed by reference to a share price of [—]. This represents the average RBS Share price over the 5 dealing days between [DATE] and [DATE] inclusive, and then where appropriate, converted into local currency using the average foreign exchange rates over the same period. [Your RBS Shares are subject to a 6 month retention period from each vesting date, during which they cannot be sold or transferred.]1

The RBS 2010 Deferral Plan

The award is personal to you and cannot be transferred. Your participation in the Plan does not affect, or form part of, your contract of employment. Participation in the Plan is governed by the Plan rules. These rules contain specific provisions limiting your rights under the Plan. You will not have any rights to compensation or damages for any loss of rights, benefits or prospective benefits under the Plan in consequence of the termination of your employment. There is no guarantee that the Plan will be operated in any future years or if it is operated that you will be selected to participate in it. The grant to you of one or more awards under the Plan will not create any right to, or expectation of, your continued employment with the Group. The Group may amend, suspend or terminate all or any part of the Plan at any time, but may only do so in accordance with the Plan rules.

Leaver treatment

[If you give notice of resignation or if you leave before part or all of your award vests then, under the rules of the Plan, your award will normally continue to vest as normal. However, if you are guilty of misconduct, participate in competitive activity (including accepting an offer of employment with a competitor) or break certain restrictions you will forfeited your award.]2

[If you resign or voluntarily terminate your employment then, under the rules of the Plan, your award will normally continue to vest. However, if you are guilty of misconduct, participate in competitive activity (including accepting an offer of employment with a competitor), engage in detrimental activity or break certain restrictions your award will lapse. ‘Competitors’ are defined as any organisation operating in the financial services sector anywhere in the world, including but not limited to banks, hedge funds, private equity funds, asset managers, investment managers or insurance companies.]3

[If you resign or voluntarily end your employment, you won’t receive unvested parts of your Deferred Award if you:

•	Engage in Competitive Activity. This includes working for, or accepting an offer with a competitor*,

•	Leave for reasons of misconduct, or

•	Do something detrimental to RBS, for example you damage the reputation of RBS, use confidential information about RBS or its customers, or try to entice away its customers or employees.

*	Competitors are considered to be any organisation operating in the financial services sector anywhere in the world, including but not limited to banks, hedge funds, private equity funds, asset managers, investment managers or insurance companies.][4]

To retain eligibility to receive your award should you leave RBS voluntarily, you are required to complete and return a Self-Certification Form within [—] days of giving notice of resignation or retirement [and by November 30 each year (where you have unvested awards under the Plan which are due to vest after this date).]5 [If you leave RBS involuntarily (e.g., due to compulsory or ill-health retirement, redundancy or as a result of a business disposal) you won’t have to self-certify. In all cases, your Deferred Award will remain subject to Malus and/or Clawback rules]6. Full details of your responsibilities to comply with the Self-Certification process, and the link to notify the administrators of the Plan of your resignation, can be found at the Deferral Plan site at: [—].

[1]	For Deferred Awards granted to “Code Staff”.
[2]	For Deferred Awards granted in 2012.
[3]	For Deferred Awards granted in 2013.
[4]	For Deferred Awards granted in 2014.
[5]	For Deferred Awards granted in 2012 and 2014.
[6]	For Deferred Awards granted in 2014.

[Your award is subject to “clawback” until it vests

[[The Group may reclaim any unvested part of your award if the Group or your business unit suffers a material downturn in its financial performance or suffers a material failure of risk management.]7 The rules of the Plan permit the Group to reduce your award before it vests and such reductions are called “clawback”. The Plan rules provide more details regarding clawback and specify that it can be used in a variety of circumstances, including to allow the Group (or a relevant part of any business of the Group) to respond appropriately if the performance factors on which reward decisions were based do not turn out to be correct.]8

[In certain circumstances the rules of the Plan permit the Group to reduce your award before it vests. Such reductions are called “clawback”. If the Group subsequently becomes aware of information that would have affected the decision about your performance award the clawback provisions in the Plan may be applied. You should refer to the Plan rules for details regarding clawback. Clawback can be used in a variety of circumstances, for example, to allow the Group (or a relevant part of any business of the Group) to respond appropriately if the performance factors on which reward decisions were based do not turn out to be correct. The Group may reclaim any unvested part of your award if the Group or your business unit suffers a material downturn in its financial performance or suffers a material failure of risk management.]9]

[Malus and Clawback

During the period between the award date and the vesting date and for such period after the vesting date that the Committee determines is appropriate, your Deferred Award will be subject to Malus (reduction) and Clawback (repayment) as set out in the Plan rules.

Malus and/or Clawback can be applied even if you leave the Bank. Clawback will normally only be applied in respect of any “net of tax/social security” amounts received on vesting and will normally only apply for 6 months after vesting, but this is subject to any legislative or regulatory requirements and/or the Bank’s remuneration policy from time to time in force. Nothing in the Plan (or otherwise) shall oblige the Bank to make, or you to receive, any payment which would contravene any relevant legislative or regulatory requirements or the Bank’s remuneration policy.]10

Personal investment strategies

[It is a requirement of the PRA (Formerly the FSA) Remuneration Code and a condition of grant of your award that you undertake not to use any personal hedging strategies to lessen the impact of a reduction in value of such award [or any vested RBS Shares during the 6 month retention period]11. Any breach of this condition will result in the lapse of any unvested part of your award, unless the Remuneration Committee determine otherwise.]12

[It’s a condition of your Deferred Award that you must not use any personal hedging strategies, or remuneration-related or liability-related contracts of insurance, designed to lessen the impact of a reduction in the value of your Deferred Award. For example, you can’t enter into any arrangement with a third party under which you would receive payment that is linked to any reduction in the value and/or number of RBS shares subject to your Deferred Award. This condition is one of the ways the Bank evidences that its remuneration policy encourages sound and effective risk management and is required under the UK Prudential Regulatory Authority’s Remuneration Code. If you breach this condition, your Deferred Award may lapse.]13

Special rules applicable under US tax regulations

As your award is granted with future instalments as detailed above, accelerated FICA taxes (up to the annual limit) will be collected from the [DATE] instalment of your award. Separately, as in previous years Federal, State and local income taxes will be due on each instalment at each vesting date.

Personal Information

We will process certain personal information which you provide in connection with your participation in the Plan, in order to facilitate your participation in the Plan, or for any purposes required by law, or for any other legitimate business purposes. We may make your personal information available to other parts of the Group and/or to third parties for these purposes, though some are situated outside your country and may not offer as high a level of protection for personal information as the laws of your country.

Disclaimer

This certificate confirms the grant to you of an award as detailed above under the rules of the Plan, including Schedule 6. Words and expressions defined in the rules of the Plan apply for the purposes of this Award Certificate. In the event of any conflict between the information contained in this certificate or in the Plan rules or in any applicable legislation, the Plan rules and such legislation will take precedence. Please note it may be necessary to vary the operation of the Plan in certain circumstances to comply with local tax, regulatory or legal requirements.

[7]	For Deferred Awards granted to “Code Staff”.
[8]	For Deferred Awards granted in 2012.
[9]	For Deferred Awards granted in 2013.
[10]	For Deferred Awards granted in 2014.
[11]	For Deferred Awards granted to “Code Staff” in 2012.
[12]	For Deferred Awards granted in 2012 and 2013.
[13]	For Deferred Awards granted in 2014.